EXHIBIT 99.2

On May 1, 2013, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to inTEST Corporation's 2013 First Quarter Financial Results Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and, at that time, if you have a question, you will need to press star, one on your push-button phone. As a reminder, this conference is being recorded today. A replay will be accessible at www.intest.com.

I would now like to turn the conference over to Laura Guerrant, inTEST Investor Relations Consultant. Please go ahead.

Laura Guerrant:

Thank you, Douglas, and good afternoon, everyone. Joining us today from inTEST Corporation are Robert Matthiessen, President and Chief Executive Officer; Hugh Regan, Treasurer and Chief Financial Officer; Jim Pelrin, Vice President and General Manager of inTEST's Thermal Products Segment; and Dan Graham, Senior Vice President and General Manager of inTEST's Electrical and Mechanical Products Segment. Mr. Matthiessen will briefly review highlights from the first quarter, as well as current business trends. Mr. Regan will then review inTEST's detailed financial results and discuss guidance for the second quarter of 2013. We'll then have time for any questions.

If you have not yet received a copy of today's release, please email me at laura@guerrantir.com or you can get a copy of the release on inTEST's website, www.intest.com.

Before we begin the formal remarks, the Company's attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information but relate to predicted or potential future results that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, changes in the demand for semiconductors, changes in the rates of and timing of capital expenditures by semiconductor manufacturers, progress of product development programs, increases in raw material and fabrication costs associated with our products, implementation of restructuring initiatives and other risk factors set forth from time to time in the Company's SEC filings, including but not limited to, inTEST's periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information on today's conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

And with that, let me now turn the call over to Robert Matthiessen. Please go ahead, Bob.

Robert Matthiessen:

Thanks Laura. I'd like to welcome everyone to our 2013 first quarter conference call. While Hugh will review the financial results in detail, I will review some of the highlights and then discuss our markets and what we are seeing in our customer base.

Through focused execution, we achieved first quarter financial results that were at the top end of our expectations. On a quarter-over-quarter basis, total net revenues increased 9% and net revenues grew in each of our operating segments. As you know, we specialize in delivering custom thermal test solutions that can be readily adapted to industries outside of semi, including automotive, consumer electronics, defense/aerospace, energy and telecommunications. Our non-semiconductor test revenue for the first quarter increased by approximately $400,000 or 31% to $1.7 million.

First quarter gross margin expanded to 46% from 42% in the prior fourth quarter and 43% in the year-ago first quarter, fueled by better absorption of our fixed manufacturing cost on higher revenues, as Hugh will discuss later in the call. inTEST strategically runs lean and has a strong P&L, and we continue to carry no debt. As a result, we are very well structured in terms of operating profitability. For the first quarter, we continued to deliver profitable results; in fact, this marks our fourteenth consecutive quarter of profitability, including a breakeven quarter in Q1 of 2012, with net earnings per share improving over fourth quarter 2012 despite continued challenging industry conditions that were driven by a number of capital equipment suppliers and semiconductor companies who delayed certain capital expenditures.

Total bookings for the first quarter were $7.7 million compared with $9.3 million reported in 2012 fourth quarter and $12.9 million in the 2012 first quarter. Non-semi related bookings were $1.2 million or 16% of net revenues compared with $1.9 million in the prior quarter and $1.7 million in the year-ago quarter.

Let me turn to the segments in which we operate. For the Thermal segment, first quarter 2013 bookings were $4.7 million compared with fourth quarter bookings of $6.4 million. Q1 Thermal revenues of $5.9 million increased 4% compared with the fourth quarter sales of $5.7 million. We had a number of highlights for the quarter in the Thermal segment and our new ATS Thermostream product line has been very well received. Customers understand the need to rationalize Thermonics and Temptronic products lines as there were far too many overlaps. There has been positive response to the increased performance of the new products and, generally, both Temptronic and Thermonics customers have made the transition well.

A large domestic IDM ordered six systems of the new ATS series Thermostreams for facilities in California, Arizona and Texas, indicating a successful transition of this former Thermonics customer to our new product line. A 10-unit Thermostream order was received from our Japanese distributor, larger than any order placed by that distributor in 2012, and we sold four plus-300 degree Centigrade Thermostream systems to a telecom manufacturer in China. Overall, Thermochuck bookings during the quarter reached 52% of the total booked in all of 2012. In North America, the Q1 Thermochuck orders grew 82% compared to Q4 of 2012, and in Asia, Q1 Thermochuck bookings were greater than all of 2012.

The Sigma business continues to be slow due to economic uncertainties within the Mil/Aero industry and the worldwide production issues at Sigma's largest customer. Over the last few months, business activity from the prime Mil/Aero contractors has declined. Projects that were thought to be funded or planned have been put on hold or delayed; however, there were still some highlights. We received a five unit order from a commercial satellite manufacture for Sigma thermal platforms with mechanical refrigeration, the largest mechanical refrigeration platform order since 2011, and Sigma bookings in Asia received during the quarter were greater than all of 2012, with orders being received from Japan, China and Thailand.

Turning to the Mechanical Products segment, bookings were $2.2 million, a 37% increase over fourth quarter bookings of $1.6 million. Fourth quarter Mechanical sales of $1.8 million increased 9% over fourth quarter sales of $1.6 million. Quoting activity had been rather slow for most of the first quarter but picked up in the last month of the quarter. None of this materializes orders until the start of Q2 and the order rate has now improved remarkably. In particular, business ramps at a Taiwan customer have driven significant April business and, unofficially, we have been told that they have a contract from a large smartphone manufacturer/supplier to test chips used in touch-sensing applications, and OEM business from a large domestic tester manufacturer has improved.

Let me turn to our Electrical segment. Electrical bookings for the first quarter of 2013 were $759,000 compared with fourth quarter bookings of $1.3 million. First quarter Electrical revenues were $1.3 million, a 31% increase over fourth quarter sales of $976,000. Quoting and booking activity was slow in the first half of the quarter. While we saw an improvement somewhat by quarter end, this is still somewhat below normal. We have developed a new wafer probe interface at the request of a major IDM, which was field tested and approved by year end in 2012. Consequently, we have sold several of these in Q1 and expect to sell more as business improves.

Overall, our outlook shows some second half improvement. Orders have picked up somewhat in the first half of April; however, Electrical typically has a higher proportion of OEM sales and our OEM's forecast to us do not show any improvement until the end of Q2.

During the quarter, we further expanded our Board with the election of two new independent directors, William Kraut and Steven Abrams. Bill fills the vacancy created as a result of the death of Thomas Reilly in 2012, and the election of Steve returned the Board to six directors as it had been prior to the death of James Greed earlier last year. We are quite pleased to add Bill and Steve's expertise to our Board.

Our long-term objective is to grow and evolve inTEST Corporation from our origins as an ATE company with a primary focus on semiconductors into a broad-based industrial test company, and over the last few years, we have continued to further diversify our end market penetration and execute on our differentiated product strategy. We have transformed inTEST largely through acquisitions, most notably in our Thermal Products segment. While many of our peers look to M&A as a means of survival, we are fortunate in that our core semiconductor business provides a stable business as a platform from which to operate and grow.

We have added five companies to our operation in the past 15 years, a very successful track record of acquisitions which have bolstered our growth opportunities. This past year, we acquired Thermonics, which further enhanced our presence in the ATE industry, while at the same time, providing additional leverage in the growth industries outside of the semiconductor industry. As a result, we now address growth markets in both semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, energy and telecommunications. We are involved in a very promising project in the energy industry which could provide increased revenue over the next couple of years, and going forward, we continue to see non-semi related products playing a substantial role in our growth strategy and success.

From an investor standpoint, I think that probably our biggest differentiating factor is that we continue to make money in these challenging times. In short, we have a proven ability to make money in a down cycle. We have been profitable for the past 14 quarters, and we continue to generate cash, and let me stress that we expect to continue both trends through 2013. We have a diversified product portfolio that serves growth markets, and we are well positioned to meet the needs of our customers, who continue to strategically increase their overall test capacity as they seek to meet end market demand for a broad range of products.

Our diversification strategy, outside of our traditional semiconductor markets, helps to mitigate the cyclicality that is so closely tied to the semi industry and affords us several exciting new opportunities with multiple new customers. Couple that with the fact that, as the semi market rebounds and resumes normal growth patterns, inTEST is optimally positioned to achieve significantly higher levels of profitability. Combined, I believe it makes inTEST a very compelling investment opportunity.

And with that, I'd like to turn the call over to our CFO, Hugh Regan, who will provide a detailed review of Q1 numbers and discuss our guidance. Hugh?

Hugh Regan, Jr.:

Thanks, Bob. Net revenues for the quarter ended March 31, 2013, of $9.0 million increased 9% from fourth quarter revenues of $8.3 million and decreased when compared with first quarter 2012 net revenues of $10.7 million. First quarter 2013 end user net revenues were $8.1 million, or 90% of net revenues, compared with fourth quarter end user net revenues of $7.0 million. OEM net revenues were $845,000, or 10% of net revenues, compared with fourth quarter OEM net revenues of $1.3 million. Net revenues from markets outside of semiconductor test were $1.7 million, or 19% of net revenues, compared with $1.3 million, or 15% of net revenues in the fourth quarter.

The Company's overall gross margin for the first quarter was $4.1 million, or 46%, as compared with $3.5 million, or 42%, in the fourth quarter of 2012. The improvement in the gross margin was primarily driven by a more favorable absorption of our fixed manufacturing cost in the first quarter of 2013, which decreased from 20% of revenues in the fourth quarter to 16% of revenues in the first quarter. In addition, our fixed manufacturing cost decreased in absolute dollar terms from $1.6 million in Q4 to $1.5 million in Q1. The decrease in our fixed manufacturing cost as a percentage of net revenues in the fourth quarter was partially offset by an increase in our consolidated material cost, which increased from 32.4% in the fourth quarter to 34.2% in the first quarter.

All three of our product segments experienced increases in their component material costs quarter-over-quarter, with our Electrical Products segment increasing the largest increase, going from 37.3% of revenues in Q4 to 41.5% of revenues in Q1. The increase was driven by changes in both our product and customer mix in our Electrical Products segment, as well as our other two product segments. Our Thermal Products segment's component material cost increased from 30.3% in Q4 to 30.8% in Q1, while our Mechanical Products product segment increased from 36.8% in Q4 to 39.7% in Q1.

I'll now talk about operating expenses for the quarter. Selling expense for the first quarter was $1.2 million, or 13% of net revenues, compared with $1.1 million, or 14% of net revenues, for the fourth quarter, an increase of $168,000 or 10%. The increase was primarily due to increased sales commission expense on higher levels of revenue, as well as increased accruals for product warranty costs. Engineering and product development expense is relatively unchanged quarter-over-quarter, coming in at $996,000 for Q1 compared to $985,000 for Q4. Reductions in spending on various product development initiatives was offset by increased patent legal costs.

General and administrative expense for the first quarter was $1.6 million, or 17% of net revenues, compared with $1.3 million, or 16% of net revenues, in the fourth quarter, an increase of $227,000 or 17%. The increase was primarily the result of increased salary and benefits, largely driven by higher levels of payroll taxes. In addition, there were increases in professional fees paid and directors' fees.

Other income for the first quarter was $6,000 compared to $21,000 in the fourth quarter, and we accrued income tax expense of $78,000 during the first quarter compared to a tax benefit of $83,000 booked in the fourth quarter. The income tax benefit booked in the fourth quarter was driven by year-end true-up of our deferred tax assets. Our effective tax rate in the first quarter was 21% compared to 70% in the fourth quarter. The reduced tax rate in the first quarter was driven by the impact of booking, the impact of the benefit of the research and development tax credit and these benefits finally being enacted during the first quarter. We expect our effective tax rate will be in the low to mid-30% range during the balance of 2013, and at March 31, 2013, we had total deferred tax assets of approximately $2.0 million.

First quarter net income was $292,000, or $0.03 per diluted share, compared to fourth quarter net income of $201,000, or $0.02 per diluted share. Average shares outstanding were 10,366,000 at March 31, up 22,000 shares from the level at December 31, 2012. Amortization and depreciation expense were $248,000 for the first quarter and EBITDA was $590,000 for the first quarter. Consolidated headcount at the end of December, which includes temporary staff, was 133, a decrease of nine individuals during the first quarter, primarily in our Thermal Products segment. As we have noted before, we closely monitor our resource levels and will adjust as needed when we see any prolonged softness in demand levels.

I'll now turn to our balance sheet. Cash and cash equivalents at the end of the fourth quarter were $15.4 million, down 1% from December 31, 2012. We currently expect cash and cash equivalents to increase sequentially throughout the balance of 2013. Accounts receivable at the end of the fourth quarter was $5.8 million, which increased $283,000 during the quarter. The increase was driven by higher levels of net revenues in the first quarter compared to the fourth. And inventory increased by approximately $283,000 to $3.4 million at the end of March. This increase was primarily in our Mechanical and Thermal Products segments in response to improved demand we are seeing late in the first quarter, which has continued into the first month of the second quarter.

Capital expenditures during the first quarter were $44,000, down from $148,000 in the fourth quarter. Bob previously provided the consolidated and segment booking data in the call. The backlog at the end of March was $2.9 million, down from $4.2 million at the end of December.

In terms of our financial outlook, as noted in our earnings release, due to improved business trends, we expect the net revenue for the quarter ended June 30, 2013, will be in the range of $9.5 to $10.5 million, with net earnings ranging from $0.05 to $0.09 per diluted share. We currently expect that our Q2 2013 material costs as a percentage of revenue will range from 33 to 35%, similar to what we guided last quarter. Please note that our outlook is based upon the Company's current views with respect to operating and market conditions and customer forecasts, which are subject to change.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, you can press the star, followed by the two. And also, if you are using speaker equipment, you will need to lift the handset before making your selection.

Our first question is from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi. Thanks for taking my question. Just wondering, for the different end markets in non-semi test, do they have a similar sales cycle and margin contribution from each other, or are they all different?

Hugh Regan:

On the margin contribution, on the non-semi side, the products are equal to the semi margins; in other words, the Sigma enclosures that are sold on the semi side or the non-semi side have similar contribution margin.

Ken Nagy:

Okay.

Hugh Regan:

And I think, the first part of your question, Ken, got to...

Ken Nagy:

Sales cycle.

Hugh Regan:

Sales cycle. Actually, we've got Jim Pelrin on the telephone and I'll let him respond to that particular question.

Ken Nagy:

Great.

James Pelrin:

Yes, our semi products tend to have a much shorter lead time than the non-semi products. Typically, we might be two to four weeks for our mainstream Thermostreams, where our Sigma products tend to be anywhere from six to 10 weeks, depending upon the product.

Ken Nagy:

That's great. Thanks.

Operator:

Once again, ladies and gentlemen, if you'd like to ask a question, please press star, one at this time. Also as a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection. One moment, please, for our next question.

We do have a question from the line of David Kanen with Aegis Capital. Please go ahead.

David Kanen:

Good afternoon.

Robert Matthiessen:

Good afternoon.

David Kanen:

Just one simple quick question. On a cash basis, are you guys paying taxes, and at what rate?

Hugh Regan:

We are paying taxes, and I don't believe there's-I'm going to have to look at the rate. I don't believe there's a significant difference between our accruals for tax and what we've actually paid, Dave, but I'll look into that and have that available for our next conference call.

David Kanen:

Okay. I'll add one more question. It looks like over the past few years, capex is around $500,000-$600,000 a year. Do you expect that level to continue, or go up or down?

Hugh Regan:

Yes, actually, I expect that to probably decline. In 2011, we relocated our Mechanical and our Thermal operating units, and in early 2012, we relocated-or excuse me, in 2010, we did that. In 2011, we did our Electrical unit, and then in 2012, we relocated our Thermonics operation from the West Coast to the East Coast. So all three of those years have had some activity related to it that would drive capex to be a little heavier. As you can see this first quarter, we dropped to about $44,000. While I don't have a firm forecast on that, I would expect that we would see the level trending down from the level we've seen over the last two to three years.

David Kanen:

Okay. Thank you. Good luck.

Hugh Regan:

Thank you.

Operator:

Our next question is from the line Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Hey, guys, thanks for taking my call.

Robert Matthiessen:

Hey, Bob.

Bob Delean:

Hugh, do you have the timing for the 10-Q to be filed?

Hugh Regan:

Yes, we expect to file it-the due date is 45-day mark. We'll probably be filing a day or two before that. But we're on target to file on time.

Bob Delean:

Okay, and on the, I think it was the March 6 year end conference call, there was some discussion about some acquisition opportunities that had been identified, and I was wondering if maybe, Bob, you could give us an update on where you are in that process.

Hugh Regan:

I must say, unfortunately, since that call, we've had our counsel remind us and sort of slap our hand about how we're able to discuss the status of acquisition opportunities, and what we've been reminded to say is that we're not allowed to discuss the status of M&A opportunities other than to say we continue to look for them, but that's all we can really say at this point.

Robert Matthiessen:

So there's my answer, Bob.

Bob Delean:

Yes, and so...

Hugh Regan:

I play a lawyer on (cross talking).

Bob Delean:

You'll have something to report when you have something to report, huh?

Robert Matthiessen:

Yes.

Hugh Regan:

You know, what we can report is we continue to look for them. That's all we can really say.

Bob Delean:

Okay, well good job managing the business during the downturn. You know, hoping on this side that some orders come in pretty quick and that the back half is as strong as you think it will be.

Hugh Regan:

Thank you.

Operator:

And, ladies and gentlemen, if there are any additional questions, please press star, one at this time. Also as a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection. One moment, please.

We have a follow-up from the line of Ken Nagy with Zacks Investment Research. Please go ahead.

Ken Nagy:

Hi. Thanks for taking my follow-up.

Hugh Regan:

Sure.

Ken Nagy:

Hugh,-could you just go over what you said with-do you expect the tax rates to return to where they've been in the past, let's say, three to four quarters?

Hugh Regan:

Actually, that's a great question. I'm just going to pull out my most recent quarterly data. Well, you know, the fourth quarter of last year clearly was an aberration. I mean, that booking a benefit in the fourth quarter on earnings is rather unusual. You know, as I said in the call, I'm expecting low to mid-30s, is what my controller and my tax advisors are telling us. Clearly, though, Ken, to the extent that domestic results are not as strong and foreign results are stronger, we would see the ETR going to the low end.

Ken Nagy:

Okay.

Hugh Regan:

And what drove it in the first quarter was, we're required to-with the R&D tax credit, as you know, the government has to re-up them annually and we're not allowed to book the impact of that until they actually enact that legislation, and that was not done in the first quarter, and that drove our ETR down by about 10 basis points this quarter.

Ken Nagy:

Okay.

Hugh Regan:

All right.

Ken Nagy:

That clears things up, great. Thank you.

Hugh Regan:

Thanks.

Operator:

The next question is from the line of David Kanen with Aegis Capital. Please go ahead.

David Kanen:

Okay, the follow-up is can you tell me geographically how your cash is deposited?

Hugh Regan:

Sure. Of the $15.0 million, approximately just over $2.0 million is sitting offshore. A little more than half of it sits in Germany, a little less than half of it sits in Singapore. The funds in Singapore have had full tax accrued on them to be repatriated. The funds in Germany have not.

David Kanen:

So you have $13.0 million in the U.S.

Hugh Regan:

Correct.

David Kanen:

$2.0 million overseas, okay. And then of your Thermal Products segment, what do you estimate your total addressable market is relative to, you know, your core test business?

Hugh Regan:

So you want to know total available market for Thermal as opposed to semi?

David Kanen:

Correct. Yes, I...

Hugh Regan:

Well, Thermal includes semi, just so you're aware of that. Jim Pelrin will jump on, but he can tell you that Thermal markets, which include semi and non-semi-but keep in mind that Thermal does bridge both semi and non-semi businesses.

David Kanen:

Well, I guess the new business, like more focused on the industrial side that you feel is less seasonal and (cross talking).

Hugh Regan:

Okay. Well maybe what Jim can speak to is where he sees this, and maybe the best thing to do...

James Pelrin:

I think I can answer the question, Hugh. If we exclude semi from the total available market, which we consider the environmental test market, that total market size is about $140 million, excluding semi, and that would be for electronics and communications, automotive, pharm and bio and other markets; one was aerospace. So we don't play in all those markets right now. We don't serve them all but they are available.

David Kanen:

Okay. How does that compare with your core business, or your legacy business, if I can call it that?

Hugh Regan:

Well, the markets in which we operate, for instance for semiconductor clearly expand and contract rather rapidly, so you know, putting a total available market on that, it changes depending on where we are in a given year. For instance, semi spending is clearly down in 2013 from 2012, flat to down.

David Kanen:

Just average the cycle, let's say, over like a, you know, five-year period.

Hugh Regan:

We would estimate the semi total available market to be in the same range, about $150 million.

David Kanen:

Okay. Okay, thank you.

Hugh Regan:

Thank you.

Operator:

Next question is from the line of Bob Delean with Red Rock Partners. Please go ahead.

Bob Delean:

Yes, hey, guys, I just wanted to follow up on some of this non-semi business. I know this came up several calls ago. I've never really heard a detail as far as the different verticals that are non-semi. Is that something you try to put out there, you know, this is what we think we can do in nuclear, this is what we can do in - I don't even know what some of the other verticals are - telecom or whatever the different non-semis are? I guess telecom wouldn't be non, but has that been broken out?

Robert Matthiessen:

Yes, it has and Jim's got that data. That slide you showed us the other day, Jim, why don't you repeat that for us?

James Pelrin:

Okay. Do you want the market size for each of the...verticals.

Bob Delean:

Yes.

James Pelrin:

Yes. Well, the electronics and communications market is about $43.0 million. The automotive market is about $37.0 million. The aerospace market is about $18.0 million. The bio/pharmaceutical/life sciences is about $22.0 million, and then there is about another $20.0 million left over in other.

Hugh Regan, Jr.:

But I guess one thing that I'd like to just put as a caveat on those numbers Jim has just mentioned is we're developing those statistics internally based upon our understanding of these markets, and we're basically a startup as we get into these businesses. So I think as we further-and we've just recently hired some business development staff that are helping us evaluate these markets and where our growth potential is, so I would not be surprised is as we dig further in here that the TAM numbers will adjust and go upward.

Bob Delean:

Yes, I think that's helpful, and one of the things, at least from my perspective on past calls, it seems like there's sort of shotgun approach to these other markets. I'm sure internally it is more directed, but like I say, it seems to come across more just shotgun approach and I'm just wondering, again, with respect to your strategy and going after each one of these markets.

Hugh Regan, Jr.:

Yes, I would tell you while it may have sounded like a shotgun approach, it is being done more methodically and that's, again, one of the reasons we've just recently picked up some additional staff to help us in delving into these markets in more detail and looking at growth opportunities for us.

Bob Delean:

Okay, guys, thanks so much.

Hugh Regan, Jr.:

You're welcome.

Operator:

And at this time, there are no further questions in queue. I'd like to turn the call back over for closing remarks.

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[Non-material closing remarks omitted]